NEWS RELEASE

February 26, 2004
FOR IMMEDIATE RELEASE
CONTACT:  Andy L. Nemeth

                            PATRICK INDUSTRIES, INC.
                         ANNOUNCES NEW PRESIDENT AND CEO

                  Elkhart, Indiana - - - - - - The Board of Directors of Patrick Industries, Inc. is pleased to announce the election of Paul E. Hassler as President and Chief Executive Officer effective April 5, 2004. Mr. Hassler has been employed by the Company for over 17 years with his most recent position being Vice President of Western Operations, for which he was responsible for all aspects of more than 12 manufacturing and distribution facilities. He brings over 32 years of Manufactured Housing and Recreational Vehicle experience with him as well as being an instrumental factor in introducing Patrick Industries to the Industrial market segment. Mr. Hassler and his wife Shirley will relocate from California to the Elkhart, Indiana area.

                  Mr. Hassler will take over for the Company's current interim President and Chief Executive Officer, Keith V. Kankel, and the succession will include a transition plan for which Mr. Kankel will remain an employee for the following several months.

                  The Board of Directors would like to thank Mr. Kankel not only for his 30 years of service to the Company, but also for his valued and respected leadership through this interim management transition period.

                  Patrick Industries, Inc. is a major component products manufacturer and supplier of building products serving the Manufactured Housing, Recreational Vehicle, Furniture, Marine, Architectural and Automotive aftermarkets, and operates coast to coast in 13 states.

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